STEPHEN E. ROTH
DIRECT LINE: 202.383.0158
E-mail: steve.roth@sutherland.com

December 22, 2008

VIA EDGAR

Board of Directors
National Life Insurance Company
One National Life Drive
Montpelier, VT 05604

Re: National Variable Life Insurance Account

Ladies and Gentlemen:

We hereby consent to the reference to our name under the caption “Legal Matters” in the
Statement of Additional Information filed as part of Pre-Effective Amendment No. 1 to the
Registration Statement on Form N-6 by National Variable Life Insurance Account for certain variable life insurance policies (File No. 333-51535). In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities
Act of 1933.

Very truly yours,

SUTHERLAND ASBILL & BRENNAN LLP

By: /s/ Stephen E. Roth
Stephen E. Roth

8147019.1